Exhibit 99.1

Advanced Technology. Enhancing Mobility. Enabling Security.™	DRI Corporation 5949 Sherry Lane, Suite 1050 Dallas, Texas 75225 Phone: (214) 378-8992 Fax: (214) 378-8437 www.digrec.com
Chairman’s Message to Shareholders
December 5, 2007
Dear TBUS Shareholder:
     We are pleased to announce that, in line with operating plans and strategy, we posted profitable second and third quarters in 2007. We are seeing favorable trends in our served markets and business. We are excited – and I want to share our excitement with you!
     Through our strategic and operational business planning processes, we have successfully penetrated several new markets, introduced new products, added features and functionality – the total of which we expect will produce a profitable annualized revenue run rate of $100 million by the end of fiscal year 2010 through organic growth.
     Our mission is to increase shareholder value by assisting public and private transit companies in their ongoing efforts to improve the mobility, safety and security of their passengers and transit fleets, increase energy efficiency, reduce traffic congestion, and address related environmental concerns. Through our Digital Recorders®, TwinVision® and Mobitec® transit communications and transit security products and technologies, we are capable of assisting public transit authorities in all of these areas. I believe that few, if any, small-cap companies can lay claim to actively serving all of these very real market concerns – mobility, the environment, security and energy conservation – on an international basis with one family of products.
     As 2007 comes to a close, let’s take a moment to reflect on DRI Corporation’s many accomplishments during the past months.
PROFITABILITY AND IMPROVED FINANCIAL PERFORMANCE
     As I proceed with comments, I will summarize information to better and more quickly convey the bigger picture; be sure to review our various Securities and Exchange Commission filings, including the Forms 10-K and 10-Q, for details.
     We continue to make good strides in domestic and international sales and cost efficiencies, the outcome of which was evident in our second quarter 2007 and third quarter 2007 profit results.
     First quarter sales increased by 9.5 percent to $12.2 million, and the net loss to common shareholders was $846 thousand, or 8 cents per share – a loss that was in about the same range as that for the same quarter last year. But, in and prior to that period, we saw that market trends were starting to turn more favorable.
     In second quarter, after removing the divested non-core business unit, sales of our continuing operations increased by 14.9 percent to $14.9 million. More importantly, we posted a profit – a net income to common shareholders of $635 thousand, or 6 cents per share. That compares to a net loss of $243 thousand, or 2 cents per share, for the same period last year.

     Third quarter sales for our continuing operations increased by 12.6 percent to $13.9 million and the net income to common shareholders was $423 thousand, or 4 cents per share. Compare that to a net loss to common shareholders of $1.1 million, or 11 cents per share, for the same period in 2006.
     We expect fiscal year 2007 to be profitable.
     The past few years have been challenging; the three-year downturn and slump in the U.S. market was very troubling. However, we trimmed costs, revamped staff, opened new markets and brought out new products even during those trying times to continue building for our future. Now, our work is paying off. As I have stated in several recent investor relations presentations, investors should always question whether a company’s management team has weathered difficult times because adversity in business is an absolute certainty. DRI Corporation has shown the ability to successfully manage through the tough times.
SALE OF DAC
     Digital Audio Corporation, a non-core business asset, was sold to Dolphin Direct Equity Partners, L.P., a private investment firm, for approximately $1.4 million in second quarter. The business did not really “fit” within DRI Corporation’s current business model, so we redeployed the investment. We used the sale proceeds to settle near-term debt obligations and for general working capital needs all without equity dilution.
GROWTH OPPORTUNITIES
     Long-Term Outlook. Our three-year strategic business plan indicates that our investments in market, product, business operating infrastructure, and personnel – combined with improving market conditions and entry into some very interesting new served markets around the world – may very well produce an annualized profitable revenue run rate of $100 million by the end of fiscal year 2010 even in absence of possible acquisitions.
     U.S. Transit and Transit Security Funding. In February 2007, the U.S. Senate passed legislation to provide federal transit programs with $8.975 billion for the current fiscal year – a record-high level. This transit funding increase momentum was anticipated by the authorizing legislation, which addressed an approximately 46 percent increase in funding over its six-year life. This was good news for DRI Corporation and the industry as a whole.
     In August 2007, the National Transit Systems Security Act of 2007 (H.R. 1, P.L. 110-259) was passed. The legislation significantly increased transit security funding – approximately $3.4 billion over federal fiscal years 2008-2011. Approximate authorized federal funding levels in the legislation are $650 million for fiscal year 2008, $750 million for fiscal year 2009, $900 million for fiscal year 2010, and $1.1 billion for fiscal year 2011. These are record-high numbers and a definite uptrend. The legislation allows transit security assistance grants for, among other items, equipment related to surveillance, communications, emergency response, and global positioning or automated vehicle locator type systems just like those provided by our Digital Recorders® engineered systems business. There also is no requirement for matching local funds. Not only should this spur growth in security-related market opportunities, it should free-up money for transit equipment purchases where that money might have otherwise been diverted to address security concerns.
NEW SERVED MARKETS – GROWTH IN THE INTERNATIONAL SECTOR
     Our entry into new served markets around the globe has been an exhilarating process with positive results.
     India. In May 2007, our Mobitec AB subsidiary in Sweden entered into a 51 percent joint venture with Cast Master Enterprise Private Ltd. of New Delhi to assemble, sell, and service Mobitec® electronic destination sign systems for India’s huge transit market and selected other markets in that region. Operating under the name Cast Master Mobitec India Private Limited (“Cast Master-Mobitec”), the new joint venture began operations in the second half of 2007. It has rights and responsibilities for Mobitec® product sales and service in India and selected other markets in that region. In due course, it also will provide limited product assembly operations.
     In September 2007, Cast Master-Mobitec received final confirmation on its first order valued at more than $2 million USD. This order came from TATA Motors Ltd., one of the leading bus builders in India. Initial deliveries are currently underway. Full production delivery is in the works.
     The growth opportunities in the Indian market are major; we are still evaluating its full potential. However, even at this early stage, we believe the market has the potential to exceed the size of the present U.S. market for vehicle-mounted electronic destination sign systems. Present market penetration for products such as our Mobitec® electronic destination sign systems is quite low at this stage, so this is a great growth opportunity in a rapidly developing market.
     South America. In May 2007, Mobitec Brazil Ltda. received an order for Mobitec® electronic destination sign systems valued in excess of $1 million USD. Destined for Columbia, the products are on new MarcoPolo transit buses. It was a record-high order for Mobitec in the Columbia market.
     In July 2007, Mobitec Brazil Ltda. received our second major order from Chile – valued in excess of $900,000 USD – for Mobitec® electronic destination sign systems. Delivery began in third quarter 2007 and is expected to conclude this year.
     The Baltic States. In May 2007, Mobitec AB in Sweden received a record-making retrofit order for Tallinn, Estonia. Valued at more than $900,000 USD, the order was for Mobitec® electronic destination sign systems integrated in a larger engineered system being installed by a company in Sweden with which we have a long-standing business alliance. Delivery began in second quarter 2007 and is expected to conclude in first quarter 2008.
     Israel. In May 2007, Mobitec GmbH in Germany received an order exceeding $200,000 USD for Mobitec® electronic destination sign systems for use on bus vehicles in Israel. During second quarter 2007, the Mobitec® electronic destination sign systems were delivered and installed on new bus vehicles being built in the Middle East. This was Mobitec’s first significant Israeli order after more than a year’s worth of market penetration work by our team in Germany.
     Germany and Turkey. In August 2007, Mobitec GmbH received an order for Mobitec® electronic destination sign systems valued at up to $840,000 USD for use on bus vehicles being produced in Germany and Turkey. An existing customer, ÖBB (Austrian Postbus) of Austria, purchased the products on behalf of bus vehicle manufacturers in those countries. Delivery began in third quarter and is expected to conclude in fourth quarter 2007.
COMMITMENT TO IMPROVING SHAREHOLDER VALUE
     In terms of our growing revenues and our current market capitalization, we recognize that the overall financial markets have not yet widely recognized the value that we believe DRI Corporation represents. We are committed to educating investors about the opportunities in DRI Corporation and to further improving shareholder value. To help us do so, we have hired an investment banker and investor relations counselor.
     New Investment Banker. In August 2007, we engaged the investment banking firm of Morgan Joseph & Co. Inc., www.morganjoseph.com. Morgan Joseph is a great fit for DRI Corporation. Their experience and capabilities are well known on Wall Street, and they have transaction expertise in DRI Corporation’s type of technology, market, and business. Headquartered at 600 Fifth Avenue in New York City, Morgan Joseph has 140 employees and offices in seven cities. The firm’s primary focus is on providing financial advisory, merger and acquisition, and financing services in the U.S., Asia, and Europe.

     New Investor Relations Counsel. In October 2007, we retained Christensen to provide investor and media relations services through its affiliate, cQuest. Christensen-cQuest will help us develop and execute an investor and media relations program that devotes additional attention to institutional and international investors, as well as help us to improve awareness about TBUS among all shareholders and the public at large. Christensen-cQuest has offices in New York, Hong Kong, Phoenix, Montreal, Toronto and Calgary, as well as a strong capability to access investors in Europe. For information, go to www.christensenir.com.
QUESTIONS
     In the event you have any questions or concerns about DRI Corporation and/or your TBUS stock, please do not hesitate to contact your Company representatives.

DRI Corporation Contact:	Christensen-cQuest Contact:
Veronica B. Marks Manager, Corporate Communications Phone: (214) 378-4776 Fax: (214) 378-8437 E-Mail: veronicam@digrec.com	Collum Hunter Associate Phone: (480) 614-3036 Fax: (480) 614-3033 E-Mail: chunter@ChristensenIR.com
     With the planning and hard work by our dedicated DRI Corporation team, supported by the confidence of our shareholders, the performance of DRI Corporation can continue to improve. Thank you for your continued support and commitment!

Best Regards, David L. Turney Chairman, President and Chief Executive Officer DRI Corporation
This Chairman’s Message to Shareholders has been mailed to all shareholders of record as of November 28, 2007. It contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning observations and predictions about future industry trends, the anticipated effect of recently enacted legislation, the timing or amount of future revenues, expectations of profitability, expected business and revenue growth trends, future annualized revenue run rates, and anticipated increases in shareholder value, as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that we may not have accurately predicted future industry trends, that we may have overestimated the positive effect of recently enacted legislation, that we may not have accurately forecasted the timing or amount of future revenues, that our expectations as to future business and revenue growth trends, future annualized run rates, and increases in shareholder value may not prove accurate over time, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 28, 2007, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

www.digrec.com
© 2007 by DRI Corporation • All Rights Reserved